 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Cardtronics USA, Inc., a Delaware corporation (the “Company”), and David Dove (“Executive”).

W I T N E S S E T H:

WHEREAS,  heretofore, Executive has rendered consulting services to the Company via his consulting company Dove Capital Partners LLC (the “Consulting Firm”) on a non-exclusive basis; and

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1“Board” shall mean the Board of Directors of the Parent Company.

1.2“Cause” shall mean a determination by the Board that Executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its affiliates, (c) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (d) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, (e) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is materially injurious to any such entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

1.3“Change in Control” shall mean:

(a)a merger of the Parent Company with another entity, a consolidation involving the Parent Company, or the sale of all or substantially all of the assets of the Parent Company to another entity if, in any such case, (i) the holders of equity securities of the Parent Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Parent Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b)the dissolution or liquidation of the Parent Company;

(c)when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Parent Company; or

(d)as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Parent Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Parent Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

1.4“Code” shall mean the Internal Revenue Code of 1996, as amended.

1.5“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.6“Good Reason” shall mean:

(a)any action or inaction by the Company that constitutes a material breach of this Agreement; or

(b)the occurrence of any of the following events within the 12-month period immediately following a Change in Control:

(A)a diminution in Executive’s Base Salary of five percent (5%) or more;  or

(B)a material diminution in Executive’s authority, duties, or responsibilities; or

(C)the material diminution of the Executive’s reporting relationship with his immediate supervisor(s); or

(D)the involuntary relocation of the geographic location of the Company’s principal executive offices from 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 by more than 50 miles.

Notwithstanding the foregoing provisions of this Section 1.6 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the applicable condition giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.7“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.8“Parent Company” shall mean Cardtronics, Inc., a Delaware corporation.

1.9“Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1Employment; Effective Date.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of September 1, 2013 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2Positions.  Initially, the Company shall employ Executive in the position of Group President, Enterprise Growth of the Company (including the Parent Company) and the Executive shall report to the Chief Executive Officer of the Parent Company.  Executive acknowledges and agrees that his title and his immediate supervisor may change during the term of this Agreement and that such organizational change alone shall not constitute a Good Reason absent a concomitant material diminution in Executive’s authority, duties, or responsibilities.

2.3Duties and Services.  Executive agrees to serve in the position(s) referred to in Section 2.2 hereof and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time.

2.4Quarterly Performance Reviews.  The Company will perform a quarterly performance review on the Executive during the Term.  In the event that the Executive fails three (3) successive quarterly performance reviews, the Executive will be deemed to have incurred an “Individual Performance Failure.”

2.5Stock Ownership Guidelines.  During the Term of this Agreement, Executive will comply with all stock ownership guidelines or policies maintained, from time to time, by the Company or the Parent.

2.6Other Interests.  Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder, (c) engage in no more than one (1) board and one (1) advisory position so long as such activities are approved by the Board and do not conflict with the business and affairs of the Company or the Parent Company or interfere with Executive’s performance of Executive’s duties hereunder, and (d) de minimis other activities such as non-commercial speeches. For the avoidance of doubt, Executive acknowledges and agrees that Company is employing him based upon his representation that as of the Effective Date he has ceased work on all new consulting matters and has substantially concluded consulting matters previously undertaking by him through the Consulting Firm.  The Company understands and agrees that the Executive’s performance of transitional services and the cessation of existing consulting matters over a period of ninety (90) days, not to exceed five (5) work days in total, will not be deemed to conflict with or breach this Section 2.6.

2.7Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1Term.    Subject to the remaining terms of this Article III, this Agreement shall be for a term that begins on the Effective Date and continues in effect through February 28, 2017 (the “Term”). While the Executive’s employment may continue after the expiration of the Term, this Agreement will terminate, if not terminated sooner pursuant to Section 3.2, on February 28, 2017, except with respect to Articles V, VI , VII, VIII and IX.

3.2Company’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company;  or

(b)Executive’s death; or

(c)for Cause; or

(d)due to an Individual Performance Failure; or

(e)for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3Executive’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination.  In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of the Company and any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

3.5Meaning of Termination of Employment.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1Base Salary.  During the Term of this Agreement, Executive shall receive a minimum, annualized base salary of $500,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed at least annually by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof).

Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2Bonuses.  Executive shall be eligible to receive the following bonuses:

(a)a one-time sign-on bonus of $250,000 payable in 2013 or on January 15, 2014, at the Executive’s discretion, with Executive notifying the Company of the elected payment date within 30 days following the Effective Date (if Executive elects payment in 2013 then such payment shall be due within 30 days of such notification); and

(b)an annual, calendar-year bonus based on criteria determined in the discretion of the Board or a committee thereof (the “Annual Bonus”), it being understood that (i) the target bonus at planned or targeted levels of performance shall be equal to or not less than 80% of Executive’s Base Salary (the “Annual Target Bonus”) and (ii) the actual amount of each Annual Bonus shall be determined in the discretion of the Board or a committee thereof. The Annual Bonus may also be subject to adjustment for certain pre-established individual performance targets, or management by objectives, as set by the Board or a committee thereof, which individual targets or management by objectives shall be assigned in writing by the Company within 90 days following the inception of the year in which such targets or management by objectives relate.  The Company shall use commercially reasonable efforts to pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year).  If Executive has not been employed by the Company since January 1 of the year that includes the Effective Date, then the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year.

4.3Incentive Awards.

(a)Restricted Stock.  On the Effective Date,  Executive will be awarded 75,000 shares of time-based restricted common stock of the Parent Company (the “Time-based Award”).  The award shall be governed by the terms and conditions of the Parent Company’s standard form of restricted stock/unit agreement to be executed by and between the Company and the Executive on the Effective Date, provided that the general vesting schedule for the Time-based Award will be as follows:  25% of the Time-based Award will vest on each of the one year, two year and three year anniversaries of the Effective Date, and the remaining 25% of the Time-based Award will vest on February 28, 2017.

(b)Performance Shares.   On the Effective Date, the Executive will be granted a target award of 50,000 shares of performance-based restricted common stock of the Parent Company (the “Performance Award”), which award shall be governed by the terms and conditions of the Parent Company’s standard form of restricted stock/unit agreement to be executed by and between the Company and the Executive on the Effective Date.  The Performance Award will be divided into three separate tranches of 16,666, 16,666 and 16,668 performance shares each, each tranche of which will have its own annual performance period (specifically, calendar years 2014, 2015, and 2016) and performance metrics will be assigned in writing by the Company within ninety (90) days following the inception of the year to which such targets apply, in accordance with the requirements of the Amended and Restated 2007 Stock Incentive Plan (or any successor plan). The

Performance Award will have a threshold payout of 50% of the target Performance Award, a target payout of 100% of the target Performance Award, and a maximum payout of 200% of the target Performance Award. The Performance Award is not intended to comply with the restrictions imposed upon qualified performance-based compensation awarded pursuant to Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

4.4Other Perquisites.  During Executive’s employment hereunder, the Company shall provide Executive with the same perquisite benefits made available to other senior executives of the Company.

4.5Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.  In no event shall any reimbursement be made to Executive for such fees and expenses incurred after the later of (1) the first anniversary of the date of Executive’s death or (2) the date that is five years after the date of Executive’s termination of employment with the Company.

4.6Vacation and Sick Leave.    During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its senior executives and (b) four weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year).

4.7Offices.  Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s  affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s  affiliates.

ARTICLE V
PROTECTION OF INFORMATION

5.1Disclosure to and Property of the Company.  For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

Notwithstanding the foregoing, Confidential Information and Work Product shall not include information that: (a) is in the public domain other than through any unlawful act by Executive; (b) was in Executive’s possession prior to the time it was first made available to Executive by the Company, provided that the source of such information was not bound by any legal obligation of confidentiality to the Company; (c) becomes available to Executive from a source other than the Company, provided that such source is not bound by any legal obligation of confidentiality to the Company; or (d) was acquired or developed by Executive other than in breach of this Agreement.

5.2Disclosure to Executive.  The Company shall disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of the Company (or its affiliates); and shall entrust Executive with business opportunities of the Company (or its affiliates); and shall place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

5.3No Unauthorized Use or Disclosure.  Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates.  Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of (whether the receiving party is a Competing Business or otherwise), and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder.  Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.  Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4Ownership by the Company.  If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5Assistance by Executive.  During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6Remedies.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

6.1Statements by Executive.  Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.2Statements by the Company.  The Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of Executive’s affiliates or any of such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, or (c) place Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1Effect of Termination of Employment on Compensation.

(a)Expiration of Term, for Cause and Certain Voluntary Terminations.  If Executive’s employment hereunder shall terminate at the expiration of the Term, for the reason described in Section 3.2(c), or pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with

Section 4.4, (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program, (iv) payment of any accrued  and unpaid Annual Bonus amounts for the calendar year prior to the year in which the termination occurs. Cash payments due to the Executive pursuant to this Section 7.1 shall be paid to Executive in a single lump sum within the 30 day period following the Executive’s Date of Termination (provided, however, that amounts payable pursuant to clause (iv) will be paid no earlier than the time that the bonuses will be paid to employees generally).   In the event that the Executive resigns for any reason other than Good Reason within the 18 month period following the Effective Date, the Executive shall return the one-time sign-on bonus set forth in Section 4.2(a) to the Company within the 90 day period following the Executive’s Date of Termination. Notwithstanding anything to the contrary in an individual equity award agreement, in the event that the Executive resigns for any reason other than Good Reason or the Executive is terminated by the Company for Cause, the Executive will forfeit all unvested equity compensation awards that were granted to the Executive by the Company or the Parent that the Executive holds on the Date of Termination.

(b)Individual Performance Failure.  If the Executive’s employment hereunder is terminated by the Company due to an Individual Performance Failure, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iv) of Section 7.1(a) and (ii) subject to Executive’s continued compliance with the restrictive covenants in Articles V, VI and VIII, and Executive’s delivery, within 50 days after the date of Executive’s termination of employment, of an executed release substantially in the form of the release contained at Appendix A (the “Release”), Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):

(A)The Company shall pay to Executive an amount equal to the sum of (1)  Executive’s Base Salary as of the Date of Termination (or, if there are less than 12 months remaining in the Term on the Date of Termination, the amount that would equal the Executive’s Base Salary divided by 12, and multiplied by the number of full calendar months remaining in the Term) and (2)  the Executive’s Annual Target Bonus.  The aggregate amount shall generally be divided into and paid in 24 equal consecutive semi-monthly installments payable on the 15th and last day of each of the 12 calendar months following the calendar month in which the Date of Termination occurs; provided, however, that if the Executive has not yet returned an executed Release on the date that any installments would otherwise be paid to the Executive pursuant to this paragraph, those installments will be held by the Company (without interest) and paid to the Executive along with the first scheduled installment payment that follows the Executive’s return of a properly executed Release.  In the event that the Executive is a specified employee on the Date of Termination (as such term is defined in Section 409A of the Code and as determined by the Company in accordance with any method permitted under Section 409A of the Code), then, with respect to any payments of such installment amounts that (x) are not short-term deferrals within the meaning of Section 409A of the Code, (y) would be paid during the first six months following the date of Executive’s termination of employment, and (z) exceed in the aggregate during such six-month period two times the lesser of Executive’s annualized compensation based upon Executive’s annual rate of pay for services during the taxable year of Executive preceding the year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely had no termination of employment occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs, such payments of such installment amounts in excess of the amount described in clause (z) above that would otherwise have been paid during such six-month period shall be accumulated and paid on the date that is six months after the Date of Termination or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes and interest.  The right to payment of the installment amounts pursuant to this paragraph shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(B)During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage.

(c)Termination due to Death or Disability.   If Executive’s employment hereunder shall terminate due to a reason encompassed by Sections 3.2(a) or 3.2(b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iv) of Section 7.1(a) and (ii) subject to Executive’s continued compliance with the restrictive covenants in Articles V, VI and VIII in the event of a termination of employment due to Section 3.2(a), and Executive’s delivery, within 50 days after the date of Executive’s termination of employment, of an executed Release (or in the event that the Executive’s termination occurs due to Section 3.2(b), a release executed by the Executive’s applicable beneficiary or his estate), Executive (or his beneficiary or estate, as applicable) shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):

(A)The Company shall pay to Executive an amount equal to the sum of (1) Executive’s Base Salary as of the Date of Termination (or, if there are less than 12 months remaining in the Term on the Date of Termination, the amount that would equal the Executive’s Base Salary divided by 12, and multiplied by the number of full calendar months remaining in the Term) and (2) the Executive’s Annual Target Bonus, pro-rated for the number of days that the Executive provided employment services under this Agreement during the performance period to which the Annual Target Bonus relates.  The aggregate amount shall generally be divided into and paid in 24 equal consecutive semi-monthly installments payable on the 15th and last day of each of the 12 calendar months following the calendar month in which the Date of Termination occurs; provided, however, that if the Executive has not yet returned an executed Release on the date that any installments would otherwise be paid to the Executive pursuant to this paragraph, those installments will be held by the Company (without interest) and paid to the Executive along with the first scheduled installment payment that follows the Executive’s return of a properly executed Release.  In the event that the Executive is a specified employee on the Date of Termination (as such term is defined in Section 409A of the Code and as determined by the Company in accordance with any method permitted under Section 409A of the Code), then, with respect to any payments of such installment amounts that (x) are not short-term deferrals within the meaning of Section 409A of the Code, (y) would be paid during the first six months following the date of Executive’s termination of employment, and (z) exceed in the aggregate during such six-month period two times the lesser of Executive’s annualized compensation based upon Executive’s annual rate of pay for services during the taxable year of Executive preceding the year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely had no termination of employment occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs, such payments of such installment amounts in excess of the amount described in clause (z) above that would otherwise have been paid during such six-month period shall be accumulated and paid on the date that is six months after the Date of Termination or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes and interest.  The right to payment of the installment amounts pursuant to this paragraph shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(B)During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group health plans under COBRA, and/or Sections 601 through 608 of ERISA, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage.

(C)Notwithstanding anything to the contrary in an individual equity award agreement, the unvested Time-based Award granted to the Executive by the Company or the Parent that the Executive holds on the Date of Termination will receive 100% vesting.

(D)Notwithstanding anything to the contrary in an individual equity award agreement, all unvested Performance Awards granted to the Executive by the Company or the Parent that the Executive holds on the Date of Termination will be deemed earned or vested at target levels, but further pro-rated based upon the number of days in the vesting period that the Executive has provided employment services under this Agreement.

(d)Termination without Cause or for Good Reason.  If Executive’s employment hereunder shall terminate (i) by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Sections 3.2(a), 3.2(b), 3.2(c) or 3.2(d) hereof, or (ii) pursuant to Executive’s resignation for Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (x) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 7.1(a) and (y)  subject to Executive’s continued compliance with the restrictive covenants in Articles V, VI and VIII, and Executive’s delivery, within 50 days after the date of Executive’s termination of employment, of an executed release substantially in the form of the Release, Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):

(A)The Company shall pay to Executive an amount equal to (i) the sum of the Executive’s Base Salary as of the Date of Termination and the Annual Target Bonus, divided by (ii) 12, and multiplied by (iii) the number of full calendar months remaining in the period beginning on the Date of Termination and ending on February 28, 2017 (which number shall be no greater than 36, referred to as the “Maximum Severance Period”). The resulting severance amount shall be paid in equal and semi-monthly installments on the 15th and last day of each full calendar month within the Maximum Severance Period;  provided, however, that if the Executive has not yet returned an executed Release on the date that any installments would otherwise be paid to the Executive pursuant to this paragraph, those installments will be held by the Company (without interest) and paid to the Executive along with the first scheduled installment payment that follows the Executive’s return of a properly executed Release.  In the event that the Executive is a specified employee on the Date of Termination (as such term is defined in Section 409A of the Code and as determined by the Company in accordance with any method permitted under Section 409A of the Code), then, with respect to any payments of such installment amounts that (x) are not short-term deferrals within the meaning of Section 409A of the Code, (y) would be paid during the first six months following the date of Executive’s termination of employment, and (z) exceed in the aggregate during such six-month period two times the lesser of Executive’s annualized compensation based upon Executive’s annual rate of pay for services during the taxable year of Executive preceding the year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely had no termination of employment occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs, such payments of such installment amounts in excess of the amount described in clause (z) above that would otherwise have been paid during such six-month period shall be accumulated and paid on the date that is six months after the Date of Termination or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes and interest.  The right to payment of the installment amounts pursuant to this paragraph shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(B)Notwithstanding anything to the contrary in an individual equity award agreement, the unvested Time-based Award granted to the Executive by the Company or the Parent that the Executive holds on the Date of Termination will receive 100% vesting.

(C)Notwithstanding anything to the contrary in an individual equity award agreement, all unvested Performance Awards granted to the Executive by the Company or the Parent that the Executive holds on the Date of Termination will be deemed earned or vested at target levels.

(D)During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group health plans under COBRA, and/or Sections 601 through 608 of ERISA, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage.

ARTICLE VIII
NON-COMPETITION AGREEMENT

8.1Definitions.  As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the core products and services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area, including, without limitation, (a) any financial institution or its representative that manages off-bank-premise kiosks ; (b) a merchant or its representative managing kiosk operations (c) a diversified company or its representative engaged in kiosk operations; or (d) any independent ATM sales organization or its representative .   In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Key Competitor” means those Competing Businesses that Company designates in writing as such within thirty (30) days of the date Executive’s employment with the Company is terminated; provided, further however, the Company may not designate more than 5 entities as a Key Competitor.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two years following the termination of Executive’s employment with the Company; provided, however, in the event that severance payments are paid to the Executive pursuant to Section 7.1(c), the Prohibited Period will be the full period that the Executive is employed and it will extend to the end of the Maximum Severance Period.

“Restricted Area” means the United States of America, the United Kingdom or Europe.

8.2Non-Competition; Non-Solicitation.  Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V of this

Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder (including, without limitation, the severance payable under Article VII), (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and (iv) as an additional incentive for the Company to enter into this Agreement.

(a)Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.  In addition, the restrictions contained in Section 8.2(a) shall not preclude Executive from being employed by any financial institution so long as Executive’s principal duties at such institution are not directly and primarily related to the Business.

(c)Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer, contractor, consultant, supplier, or vendor of any of such entities during the period during which Executive is employed by the Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with the Company and its affiliates and who has not been employed by any of such entities for at least one year, (C) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of its affiliates.

(d)During the Prohibited Period, each time Executive accepts a consulting engagement or becomes employed by any Competing Business he shall give written notice to the Company of such engagement or employment within twenty-one  (21) days of the commencement thereof.  Furthermore, and notwithstanding anything to the contrary in this Agreement, Executive acknowledges and understands that at no time during the Prohibited Period may he accept any engagement or employment of any nature with any of the entities that Companies identifies as a  Key Competitor following the termination of Executive’s employment with the Company.

(e)Executive may seek the written consent of the Company, which may be withheld for any or no reason, to waive the provisions of this Article VIII on a case-by-case basis.

(f)The restrictions contained in Section 8.2 shall not apply to any product or services that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination.

8.3Relief.  Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4Reasonableness; Enforcement.  Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION

9.1Dispute Resolution.  If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Executive by the Company or any of its affiliates, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA.  The arbitrator will set the rules and timing of the arbitration, but will generally follow the employment rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.

(c)The mediation and the arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

(d)The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive.  The arbitrator shall award the prevailing party its reasonable attorneys fees incurred in connection with the dispute.

Executive and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article V or Article VIII or this Agreement in a court of law.

ARTICLE X
MISCELLANEOUS

10.1Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:David Dove

1100 Uptown Park Blvd. #134

Houston, Texas 77056

If to the Company, addressed to:Cardtronics USA, Inc.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

Attention:  General CounselFacsimile:  832-308-4761

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

10.2Applicable Law; Submission to Jurisdiction.

(a)This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

10.3No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.4Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.6Withholding of Taxes and Other Employee Deductions.  Except as otherwise provided in this Agreement, the Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

10.7Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.8Gender and Plurals.   Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

10.9Affiliate.  As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.  Without limiting the scope of the preceding sentence, the Parent Company shall be deemed to be an affiliate of the Company for all purposes of this Agreement.

10.10Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.  Except as provided in the preceding sentence and in Section 2.2, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

10.11Term.Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

10.12Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.13Modification; Waiver.  Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

10.14Actions by the Board.  Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

10.15Delayed Payment Restriction.  Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on August 19, 2013.

CARDTRONICS USA, INC.

By:    /s/ Debra Bronder___________________

Name:    Debra Bronder___________________

Title:    EVP____________________________

/s/ David Dove_________________________

DAVID DOVE

Attachments:

Appendix “A”-Release Agreement

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of _______________ ____, 20___, by and between David Dove (“Executive”) and Cardtronics USA, Inc., a Delaware corporation (the “Company”).

(a)For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Section 7.1(b) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, Cardtronics, Inc., their affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind for Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, or (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments under the Employment Agreement, (d) rights and claims Executive cannot by law waive (e.g., claims for unemployment insurance benefits, claims under workers’ compensation laws); (e) rights and claims to indemnification from or by the Company pursuant to any applicable provision of the Company’s by-laws or charter, applicable indemnification or analogous agreement, or insurance policy covering activities and actions taken by Executive as an agent, officer or employee of Company, or (f) rights and claims regarding equity granted by the Company to Executive, including but not limited to the time-based restricted stock and performance-based restricted stock granted hereunder, which rights shall be governed by the applicable equity agreement and plan.  Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or

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comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties as of the date of this Agreement, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)Executive agrees not to bring or join, but may defend, any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)By executing and delivering this Agreement, Executive acknowledges that:

(i)Executive has carefully read this Agreement;

(ii)Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(iv)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the address of the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this

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Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this _______day of _____________, _______.

_________________________________

_________________________________

STATE OF §

§

COUNTY OF §

BEFORE ME, the undersigned authority personally appeared _______________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

_____________________________________

NOTARY PUBLIC in and for the

State of ___________________

My Commission Expires:  ________________

Identification produced:

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